                              BAYMEADOWS APARTMENTS
                           7915 BAYMEADOWS CIRCLE EAST
                              JACKSONVILLE, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

Apartment Investment and Management                                 JULY 9, 2003
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    BAYMEADOWS APARTMENTS
       7915 BAYMEADOWS CIRCLE EAST
       JACKSONVILLE, DUVAL COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 904 units with a total of 1,100,464 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 93.74 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 96% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                  ($40,000,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Alice MacQueen
                                 ---------------------------------
July 9, 2003                     Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                   #RZ0002202

Assisted By:
Stephen B. Spraberry, MAI

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary .................................................        4
Introduction ......................................................       10
Area Analysis .....................................................       12
Market Analysis ...................................................       15
Site Analysis .....................................................       17
Improvement Analysis ..............................................       17
Highest and Best Use ..............................................       18

                                    VALUATION

Valuation Procedure ...............................................       19
Sales Comparison Approach .........................................       21
Income Capitalization Approach ....................................       27
Reconciliation and Conclusion .....................................       39

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                           Baymeadows Apartments
LOCATION:                                7915 Baymeadows Circle East
                                         Jacksonville, Florida

INTENDED USE OF ASSIGNMENT:              Court Settlement
PURPOSE OF APPRAISAL:                    "As Is" Market Value of the Fee
                                         Simple Estate

INTEREST APPRAISED:                      Fee simple estate

DATE OF VALUE:                           May 28, 2003
DATE OF REPORT:                          July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                              93.74 acres, or 4,083,314 square feet
      Assessor Parcel No.:               099157 0000
      Floodplain:                        Community Panel No. 120077021E
                                         (August 15, 1989)
                                         Flood Zone X, an area outside the
                                         floodplain.
      Zoning:                            RMD-E (Medium Density Apartment
                                         District)

BUILDING:
      No. of Units:                      904 Units
      Total NRA:                         1,100,464 Square Feet
      Average Unit Size:                 1,217 Square Feet
      Apartment Density:                 9.6 units per acre
      Year Built:                        1972

UNIT MIX AND MARKET RENT:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                      GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                             Square     ---------------------      Monthly        Annual
  Unit Type                   Feet      Per Unit       Per SF      Income         Income
  ---------                   ----      --------       ------      ------         ------
1BR/1BA - 1A10                 586      $     500     $   0.85    $   12,000     $  144,000
1BR/1BA - 1A15                 724      $     570     $   0.79    $   14,820     $  177,840
1BR/1BA - 1B10                 797      $     540     $   0.68    $   76,680     $  920,160
1BR/1.5BA - 1C10             1,009      $     570     $   0.56    $   34,200     $  410,400
2BR/1BA - 2A10               1,084      $     600     $   0.55    $   28,800     $  345,600
2BR/2BA - 2A20               1,326      $     750     $   0.57    $   14,250     $  171,000
2BR/2BA - 2A25               1,162      $     700     $   0.60    $   15,400     $  184,800
2BR/2BA - 2B20               1,062      $     670     $   0.63    $  124,620     $1,495,440
2BR/2.5BA - 2C20             1,467      $     725     $   0.49    $  127,600     $1,531,200
3BR/2BA - 3A20               1,477      $     850     $   0.58    $   13,600     $  163,200
3BR/2BA - 3A25               1,583      $     875     $   0.55    $   64,750     $  777,000
3BR/2BA - 3B20               1,631      $     850     $   0.52    $   49,300     $  591,600
3BR/2.5BA - 3C20             1,698      $     900     $   0.53    $   27,000     $  324,000
4BR/3BA - 4A30               2,132      $   1,000     $   0.47    $   23,000     $  276,000
                                                                  -------------------------
                                                         Total    $  626,020     $7,512,240
                                                                  =========================

OCCUPANCY:                                  96%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              20 Years
REMAINING ECONOMIC LIFE:                    25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

SUBJECT PHOTOGRAPHS

       [PICTURE]                                  [PICTURE]

EXTERIOR LEASING OFFICE                    EXTERIOR VIEW OF SUBJECT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                   AREA MAP

                                     [MAP]

                                NEIGHBORHOOD MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

HIGHEST AND BEST USE:
      As Vacant:               Hold for future multi-family development
      As Improved:             Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                             Amount              $/Unit
                                                             ------              ------
DIRECT CAPITALIZATION

Potential Rental Income                                    $7,512,240          $8,310
Effective Gross Income                                     $7,544,061          $8,345
Operating Expenses                                         $3,735,563          $4,132            49.5% of EGI
Net Operating Income:                                      $3,582,498          $3,963

Capitalization Rate                                        9.50%
DIRECT CAPITALIZATION VALUE                                $37,700,000 *       $41,704 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                             10 years
2002 Economic Vacancy                                      8%
Stabilized Vacancy & Collection Loss:                      8%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               10.50%
Discount Rate                                              11.50%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $39,700,000 *       $43,916 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $39,700,000         $43,916 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

  Range of Sales $/Unit (Unadjusted)                       $52,500 to $78,261
  Range of Sales $/Unit (Adjusted)                         $42,875 to $47,250
VALUE INDICATION - PRICE PER UNIT                          $40,700,000 *       $45,022 / UNIT

EGIM ANALYSIS

  Range of EGIMs from Improved Sales                       6.21 to 7.03
  Selected EGIM for Subject                                5.50
  Subject's Projected EGI                                  $7,544,061
EGIM ANALYSIS CONCLUSION                                   $41,500,000 *       $45,907 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $40,700,000 *       $45,022 / UNIT

RECONCILED SALES COMPARISON VALUE                          $40,700,000         $45,022 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 9
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:

  Price Per Unit                                          $40,700,000
  NOI Per Unit                                            $40,700,000
  EGIM Multiplier                                         $41,500,000
INDICATED VALUE BY SALES COMPARISON                       $40,700,000        $45,022 / UNIT

INCOME APPROACH:

  Direct Capitalization Method:                           $37,700,000
  Discounted Cash Flow Method:                            $39,700,000
INDICATED VALUE BY THE INCOME APPROACH                    $39,700,000        $43,916 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $40,000,000        $44,248 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                        INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 7915 Baymeadows Circle East, Jacksonville, Duval County, Florida. Jacksonville identifies it as 099157 0000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Stephen B. Spraberry, MAI on May 28, 2003. Alice MacQueen has not made a personal inspection of the subject property. Stephen B. Spraberry, MAI assisted Alice MacQueen with the research, valuation analysis and wrote the report. Alice MacQueen reviewed the report and concurs with the value. Alice MacQueen and Stephen B. Spraberry, MAI have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 11
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:            6 to 12 months
       EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties, VI, LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Jacksonville, Florida. Overall, the neighborhood is characterized as an urban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - State Route 9A
West   - Interstate Highway 95
South  - Baymeadows Road
North  - Butler Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include Mayport Naval Station, Duval County Schools, Ponte Vedra Inn & Club, PGA Tour, Sawgrass Marriott, City of Jacksonville Beach, St. Johns County Schools, Fleet Landing and Vicars Landing. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                     AREA
                               -------------------------------------------
CATEGORY                       1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS        MSA
--------                       ------------    ------------    ------------        ---
POPULATION TRENDS

Current Population                  11,220          48,455         132,447       1,134,647
5-Year Population                   12,149          53,765         144,223       1,224,933
% Change CY-5Y                         8.3%           11.0%            8.9%            8.0%
Annual Change CY-5Y                    1.7%            2.2%            1.8%            1.6%

HOUSEHOLDS

Current Households                   5,723          21,926          55,590         441,107
5-Year Projected Households          6,190          24,375          60,859         481,465
% Change CY - 5Y                       8.2%           11.2%            9.5%            9.1%
Annual Change CY-5Y                    1.6%            2.2%            1.9%            1.8%

INCOME TRENDS

Median Household Income         $   36,176      $   44,024      $   43,314      $   41,613
Per Capita Income               $   24,201      $   28,128      $   25,441      $   22,610
Average Household Income        $   48,635      $   62,704      $   60,283      $   58,159

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    --------------------------------------------
CATEGORY                            1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS        MSA
--------                            ------------      ------------    ------------        ---
HOUSING TRENDS

% of Households Renting                67.55%            50.44%          41.44%           29.34%
5-Year Projected % Renting             66.92%            49.72%          41.20%           28.72%

% of Households Owning                 17.25%            41.03%          51.22%           61.49%
5-Year Projected % Owning              18.16%            42.16%          51.86%           62.72%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 14
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Residential
South  - Office, Office Tech, Hotel
East   - Residential
West   - Residential

CONCLUSIONS

The subject is well located within the city of Jacksonville. The neighborhood is characterized as being mostly urban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Jacksonville in Duval County. The overall pace of development in the subject's market is more or less stable. There have not been any apartment projects constructed near the subject property for several years. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period          Region             Submarket
------          ------             ---------
 4Q01            N/A                 6.3%
 1Q02            N/A                 6.3%
 2Q02            N/A                 8.0%
 3Q02            N/A                 6.3%
 4Q02            6.0%                6.2%
 1Q03            6.6%                5.3%

Source: REIS

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has outperformed the overall market. This market has been exhibiting a slight decrease in the overall vacancy rate and is currently 5.3%. This submarket is still below the overall Jacksonville vacancy rate of 6.6%.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                                    HISTORICAL AVERAGE RENT

Period          Region              % Change        Submarket        % Change
------          ------              --------        ---------        --------
 4Q01            N/A                   -               $750              -
 1Q02            N/A                   N/A             $757            0.9%
 2Q02            N/A                   N/A             $754           -0.4%
 3Q02            N/A                   N/A             $771            2.3%
 4Q02            N/A                   N/A             $764           -0.9%
 1Q03            N/A                   N/A             $764            0.0%

Source: Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 16
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                             COMPETITIVE PROPERTIES

No.            Property Name             Units         Ocpy.      Year Built    Proximity to subject
---            -------------             -----         -----      ----------    --------------------
R-1          Avenue Royale Apartments     N/A           93%         1990          Two miles south
R-2          Reserve at Pointe Meadows    N/A           95%         2001          2.5 miles east
R-3          Paradise Island              N/A           91%         1991          One mile south
R-4          Southern Pines               N/A           97%         1997          1.5 miles south
R-5          Portofino                    N/A           95%         1997          Two miles northeast
Subject      Baymeadows Apartments        904           96%         1972

Rental rates have been increasing slightly in this submarket for the previous year. Corresponding vacancy rates reflect this increase. Overall, this market commands slightly higher rates than the overall Jacksonville market. This is partially due to the quality of new projects in this submarket and the lack of developable land parcels.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                  PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                           93.74 acres, or 4,083,314 square feet
  Shape                               Irregular
  Topography                          Level
  Utilities                           All necessary utilities are available to
                                      the site.
  Soil Conditions                     Stable
  Easements Affecting Site            None other than typical utility easements
  Overall Site Appeal                 Good
  Flood Zone:
    Community Panel                   120077021E, dated August 15, 1989
    Flood Zone                        Zone X
  Zoning                              RMD-E, the subject improvements represent
                                      a legal conforming use of the site.

REAL ESTATE TAXES

                                        ASSESSED VALUE - 2002
                                        ---------------------                  TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND       BUILDING          TOTAL            MILL RATE          TAXES
-------------                    ----       --------          -----            ---------          -----
099157 0000                   $9,187,459  $14,924,475       $24,111,934        0.01960           $472,707

IMPROVEMENT ANALYSIS

  Year Built                          1972
  Number of Units                     904
  Net Rentable Area                   1,100,464 Square Feet
  Construction:
    Foundation                        Reinforced concrete slab
    Frame                             Heavy or light wood
    Exterior Walls                    Brick or masonry
    Roof                              Composition shingle over a wood truss
                                      structure
  Project Amenities                   Amenities at the subject include a
                                      swimming pool, spa/jacuzzi, sand
                                      volleyball, tennis court, gym room,
                                      playground, laundry room, business office, playground, fishing pier, and parking area.

  Unit Amenities                      Individual unit amenities include a
                                      balcony, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 18
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

Unit Mix:

                                                     Unit Area
Unit Type                       Number of Units      (Sq. Ft.)
---------                       ---------------      ---------
1BR/1BA - 1A10                      24                   586
1BR/1BA - 1A15                      26                   724
1BR/1BA - 1B10                     142                   797
1BR/1.5BA - 1C10                    60                 1,009
2BR/1BA - 2A10                      48                 1,084
2BR/2BA - 2A20                      19                 1,326
2BR/2BA - 2A25                      22                 1,162
2BR/2BA - 2B20                     186                 1,062
2BR/2.5BA - 2C20                   176                 1,467
3BR/2BA - 3A20                      16                 1,477
3BR/2BA - 3A25                      74                 1,583
3BR/2BA - 3B20                      58                 1,631
3BR/2.5BA - 3C20                    30                 1,698
4BR/3BA - 4A30                      23                 2,132

Overall Condition                         Average
Effective Age                             20 years
Economic Life                             45 years
Remaining Economic Life                   25 years
Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 904-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 20
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                COMPARABLE                     COMPARABLE
DESCRIPTION                                      SUBJECT                          I - 1                          I - 2
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                          Baymeadows Apartments          54 Magnolia at Deerwood Park   The Wimberly at Deerwood Park
LOCATION:
  Address                                7915 Baymeadows Circle East    9600 Touchton Road             9727 Touchton Road
  City, State                            Jacksonville, Florida          Jacksonville, Florida          Jacksonville, Florida
  County                                 Duval                          Duval                          Duval
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                 1,100,464                      299,832                        400,000
  Year Built                             1972                           1998                           2000
  Number of Units                        904                            276                            322
  Unit Mix:                                    Type             Total    Type                  Total     Type               Total
                                         1BR/1BA - 1A10           24    1BR/1BA                 24     1BR/1BA                88
                                         1BR/1BA - 1A15           26    1BR/1BA                 48     2BR/2BA                28
                                         1BR/1BA - 1B10          142    1BR/1BA                 36     3BR/2BA               206
                                         1BR/1.5BA - 1C10         60    2BR/2BA                 84
                                         2BR/1BA - 2A10           48    2BR/2BA                 36
                                         2BR/2BA - 2A20           19    2BR/2BA                 24
                                         2BR/2BA - 2A25           22    2BR/2BA                 24
                                         2BR/2BA - 2B20          186
                                         2BR/2.5BA - 2C20        176
                                         3BR/2BA - 3A20           16
                                         3BR/2BA - 3A25           74
                                         3BR/2BA - 3B20           58
                                         3BR/2.5BA - 3C20         30
                                         4BR/3BA - 4A30           23
  Average Unit Size (SF)                 1,217                          1,086                          1,242
  Land Area (Acre)                       93.7400                        17.9000                        33.4000
  Density (Units/Acre)                   9.6                            15.4                           9.6
  Parking Ratio (Spaces/Unit)            1.73                           2.01                           N/A
  Parking Type (Gr., Cov., etc.)         Open                           Open, Covered                  Open, Covered
CONDITION:                               Average                        Good                           Very Good
APPEAL:                                  Average                        Good                           Very Good
AMENITIES:
  Pool/Spa                               Yes/Yes                        Yes/Yes                        Yes/Yes
  Gym Room                               Yes                            Yes                            Yes
  Laundry Room                           Yes                            Yes                            Yes
  Secured Parking                        No                             Yes                            Yes
  Sport Courts                           No                             Yes                            Yes
  Washer/Dryer Connection                Yes (Select Units)             Yes                            Yes

OCCUPANCY:                               96%                            95%                            95%
TRANSACTION DATA:
    Sale Date                                                           March, 2000                    December, 2001
    Sale Price ($)                                                      $20,000,000                    $25,200,000
    Grantor                                                             Estates at Deerwood Park, Ltd. Cat Wimberly Partnership I,
                                                                                                       Ltd.
    Grantee                                                             Property Reserve, Inc.         Palomar Commerce Center,
                                                                                                       LLC
    Sale Documentation                                                  Book 9583, Page 1754           Book 10269, Page 306
    Verification                                                        Public Record                  Public Record
    Telephone Number

ESTIMATED PRO-FORMA:                                                     Total $     $/Unit      $/SF   Total $      $/Unit    $/SF
                                                                        ----------   -------    ------ ----------   -------   ------
    Potential Gross Income                                              $3,121,010   $11,308    $10.41 $4,201,620   $13,049   $10.50
    Vacancy/Credit Loss                                                 $  156,050   $   565    $ 0.52 $  210,081   $   652   $ 0.53
                                                                        ----------   -------    ------ ----------   -------   ------
    Effective Gross Income                                              $2,964,960   $10,743    $ 9.89 $3,991,539   $12,396   $ 9.98
    Operating Expenses                                                  $  841,328   $ 3,048    $ 2.81 $1,288,000   $ 4,000   $ 3.22
                                                                        ----------   -------    ------ ----------   -------   ------
    Net Operating Income                                                $2,123,632   $ 7,694    $ 7.08 $2,703,539   $ 8,396   $ 6.76
                                                                        ----------   -------    ------ ----------   -------   ------
NOTES:                                                                  None                           None

    PRICE PER UNIT                                                                   $72,464                      $78,261
    PRICE PER SQUARE FOOT                                                            $ 66.70                       $63.00
    EXPENSE RATIO                                                                       28.4%                        32.3%
    EGIM                                                                                6.75                         6.31
    OVERALL CAP RATE                                                                   10.62%                       10.73%
    Cap Rate based on Pro Forma or Actual
      Income?                                                                          ACTUAL                  PRO FORMA


                                                 COMPARABLE                    COMPARABLE                     COMPARABLE
DESCRIPTION                                         I - 3                         I - 4                           I - 5
------------------------------------------------------------------------------------------------------------------------------------
 Property Name                          St. Johns Plantation            Gloucester Apartments         St. Johns Plantation
LOCATION:
 Address                                7595 Baymeadows Circle West    4915 Baymeadows Road           7595 Baymeadows Circle West
 City, State                            Jacksonville, Florida          Jacksonville, Florida          Jacksonville, Florida
 County                                 Duval                          Duval                          Duval
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                 384,956                        151,459                        384,956
 Year Built                             1989                           1974                           1989
 Number of Units                        400                            100                            400
 Unit Mix:                                Type                 Total     Type                  Total    Type                 Total
                                        1BR/1BA                224     2BR/2BA                 56     1BR/1BA                224
                                        2BR/2BA                152     3BR/2BA                 40     2BR/2BA                152
                                        3BR/2BA                 24     4BR/2.5BA                4     3BR/2BA                 24
 Average Unit Size (SF)                 962                            1,515                          962
 Land Area (Acre)                       24.1000                        6.6200                         24.1000
 Density (Units/Acre)                   16.6                           15.1                           16.6
 Parking Ratio (Spaces/Unit)            3.50                           N/A                            3.50
 Parking Type (Gr., Cov., etc.)         Open, Covered                  Open                           Open, Covered
CONDITION:                              Good                           Fair                           Good
APPEAL:                                 Average                        Fair                           Average
AMENITIES:
 Pool/Spa                               Yes/Yes                        Yes/No                         Yes/Yes
 Gym Room                               Yes                            No                             Yes
 Laundry Room                           Yes                            Yes                            Yes
 Secured Parking                        Yes                            No                             Yes
 Sport Courts                           No                             No                             No
 Washer/Dryer Connection                Yes                            Yes                            Yes

OCCUPANCY:                              95%                            95%                            90%
TRANSACTION DATA:
 Sale Date                              January, 2003                  July, 2002                     May, 2001
 Sale Price ($)                         $24,500,000                    $5,250,000                     $21,617,000
 Grantor                                St. Johns Plantation, LLC      Gloucester Realty Associates   Bear Capital, J.V.
 Grantee                                The Lincoln Property Group     Boxwood at Bay Meadows, LLC    St. Johns Planation, LLC
 Sale Documentation                     N/A                            Book 10574, Page 1878          Book 9985, Page 671
 Verification                           Public Record                  Public Record                  Public Record
 Telephone Number
ESTIMATED PRO-FORMA:                      Total $    $/Unit    $/SF    Total $     $/Unit      $/SF  Total $      $/Unit    $/SF
                                        ----------   ------    -----   --------    ------      ----- -------      ------    -----
 Potential Gross Income                 $3,668,016   $9,170    $9.53   $889,920    $8,899      $5.88  $        0   $    0  $0.00
 Vacancy/Credit Loss                    $  183,401   $  459    $0.48   $ 44,496    $  445      $0.29  $        0   $    0  $0.00
                                        ----------   ------    -----   --------    ------      -----  ----------   ------  -----
 Effective Gross Income                 $3,484,615   $8,712    $9.05   $845,424    $8,454      $5.58  $        0   $    0  $0.00
 Operating Expenses                     $1,280,000   $3,200    $3.33   $315,000    $3,150      $2.08  $        0   $    0  $0.00
                                        ----------   ------    -----   --------    ------      -----  ----------   ------  -----
 Net Operating Income                   $2,204,615   $5,512    $5.73   $530,424    $5,304      $3.50  $2,053,653   $5,134  $5.33
                                        ----------   ------    -----   --------    ------      -----  ----------   ------  -----
NOTES:                                  None                           This project is now known      This is the previous sale of
                                                                       as Boxwood at Bay Meadows      Comparable Sale I-3.

 PRICE PER UNIT                                      $61,250                       $52,500                         $54,043
 PRICE PER SQUARE FOOT                               $ 63.64                       $ 34.66                         $  56.15
 EXPENSE RATIO                                          36.7%                         37.3%                             N/A
 EGIM                                                   7.03                          6.21                              N/A
 OVERALL CAP RATE                                       9.00%                        10.10%                            9.50%
 Cap Rate based on Pro Forma or Actual
  Income?                                            PRO FORMA                     PRO FORMA                       ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $52,500 to $78,261 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $42,875 to $47,250 per unit with a mean or average adjusted price of $45,241 per unit. The median adjusted price is $45,936 per unit. Based on the following analysis, we have concluded to a value of $45,000 per unit, which results in an "as is" value of $40,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

SALES ADJUSTMENT GRID

                                                                               COMPARABLE                       COMPARABLE
     DESCRIPTION                              SUBJECT                            I - 1                            I - 2
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Baymeadows Apartments           54 Magnolia at Deerwood Park      The Wimberly at Deerwood
                                                                                                         Park
  Address                              7915 Baymeadows Circle East     9600 Touchton Road                9727 Touchton Road
  City                                 Jacksonville, Florida           Jacksonville, Florida             Jacksonville, Florida
  Sale Date                                                            March, 2000                       December, 2001
  Sale Price ($)                                                       $20,000,000                       $25,200,000
  Net Rentable Area (SF)               1,100,464                       299,832                           400,000
  Number of Units                      904                             276                               322
  Price Per Unit                                                       $72,464                           $78,261
  Year Built                           1972                            1998                              2000
  Land Area (Acre)                     93.7400                         17.9000                           33.4000
VALUE ADJUSTMENTS                         DESCRIPTION                     DESCRIPTION             ADJ.       DESCRIPTION      ADJ.
  Property Rights Conveyed             Fee Simple Estate               Fee Simple Estate           0%    Fee Simple Estate      0%
  Financing                                                            Cash To Seller              0%    Cash To Seller         0%
  Conditions of Sale                                                   Arm's Length                0%    Arm's Length           0%
  Date of Sale (Time)                                                  03-2000                     0%    12-2001                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                               $72,464                         $78,261
  Location                                                             Superior                   -5%    Superior              -5%
  Number of Units                      904                             276                         0%    322                    0%
  Quality / Appeal                     Good                            Superior                  -15%    Superior             -15%
  Age / Condition                      1972                            1998 / Good               -20%    2000 / Very Good     -25%
  Occupancy at Sale                    96%                             95%                         0%    95%                    0%
  Amenities                            Good                            Comparable                  0%    Comparable             0%
  Average Unit Size (SF)               1,217                           1,086                       5%    1,242                  0%
PHYSICAL ADJUSTMENT                                                                              -35%                         -45%
FINAL ADJUSTED VALUE ($/UNIT)                                                     $47,101                         $43,043

                                                  COMPARABLE                     COMPARABLE                    COMPARABLE
        DESCRIPTION                                 I - 3                          I - 4                          I - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                           St. Johns Plantation           Gloucester Apartments         St. Johns Plantation
  Address                                 7595 Baymeadows Circle West    4915 Baymeadows Road          7595 Baymeadows Circle West
  City                                    Jacksonville, Florida          Jacksonville, Florida         Jacksonville, Florida
  Sale Date                               January, 2003                  July, 2002                    May, 2001
  Sale Price ($)                          $24,500,000                    $5,250,000                    $21,617,000
  Net Rentable Area (SF)                  384,956                        151,459                       384,956
  Number of Units                         400                            100                           400
  Price Per Unit                          $61,250                        $52,500                       $54,043
  Year Built                              1989                           1974                          1989
  Land Area (Acre)                        24.1000                         6.6200                       24.1000
VALUE ADJUSTMENTS                           DESCRIPTION            ADJ.     DESCRIPTION          ADJ.    DESCRIPTION           ADJ.
  Property Rights Conveyed                Fee Simple Estate         0%   Fee Simple Estate        0%   Fee Simple Estate      0%
  Financing                               Cash To Seller            0%   Cash To Seller           0%   Cash To Seller         0%
  Conditions of Sale                      Arm's Length              0%   Arm's Length             0%   Arm's Length           0%
  Date of Sale (Time)                     01-2003                   0%   07-2002                  0%   05-2001                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                 $61,250                        $52,500                      $54,043
  Location                                Superior                -10%   Superior               -10%   Superior             -10%
  Number of Units                         400                       0%   100                      0%   400                    0%
  Quality / Appeal                        Superior                 -5%   Comparable               0%   Comparable             0%
  Age / Condition                         1989 / Good             -20%   1974 / Fair              5%   1989 / Good          -20%
  Occupancy at Sale                       95%                       0%   95%                      0%   90%                   10%
  Amenities                               Comparable                0%   Comparable               0%   Comparable             0%
  Average Unit Size (SF)                  962                       5%   1,515                   -5%   962                    5%
PHYSICAL ADJUSTMENT                                               -30%                          -10%                        -15%
FINAL ADJUSTED VALUE ($/UNIT)                       $42,875                        $47,250                      $45,936

SUMMARY

VALUE RANGE (PER UNIT)          $42,875     TO    $    47,250
MEAN (PER UNIT)                 $45,241
MEDIAN (PER UNIT)               $45,936
VALUE CONCLUSION (PER UNIT)     $45,000

VALUE INDICATED BY SALES                          $40,680,000
COMPARISON APPROACH
ROUNDED                                           $40,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                             NOI PER UNIT COMPARISON

                          SALE PRICE                    NOI/       SUBJECT NOI
COMPARABLE    NO. OF      ----------                  --------------------------  ADJUSTMENT      INDICATED
    NO.       UNITS       PRICE/UNIT      OAR         NOI/UNIT    SUBJ. NOI/UNIT    FACTOR        VALUE/UNIT
----------    ------      ----------      ---         --------    --------------  ----------      ----------
   I-1         276        $20,000,000    10.62%      $2,123,632     $3,582,498       0.515         $37,322
                          $    72,464                $    7,694     $    3,963
   I-2         322        $25,200,000    10.73%      $2,703,539     $3,582,498       0.472         $36,939
                          $    78,261                $    8,396     $    3,963
   I-3         400        $24,500,000     9.00%      $2,204,615     $3,582,498       0.719         $44,040
                          $    61,250                $    5,512     $    3,963
   I-4         100        $ 5,250,000    10.10%      $  530,424     $3,582,498       0.747         $39,224
                          $    52,500                $    5,304     $    3,963
   I-5         400        $21,617,000     9.50%      $2,053,653     $3,582,498       0.772         $41,714
                          $    54,043                $    5,134     $    3,963

                                   PRICE/UNIT

  Low            High        Average      Median
$36,939         $44,040      $39,848     $39,224

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                       $    45,000
Number of Units                                                        904

                                                               -----------
Value Based on NOI Analysis                                    $40,680,000
                                    Rounded                    $40,700,000

The adjusted sales indicate a range of value between $36,939 and $44,040 per unit, with an average of $39,848 per unit. Based on the subject's competitive position within the improved sales, a value of $45,000 per unit is estimated. This indicates an "as is" market value of $40,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 26
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                          SALE PRICE
COMPARABLE    NO. OF      ----------          EFFECTIVE       OPERATING                    SUBJECT
   NO.        UNITS       PRICE/UNIT         GROSS INCOME      EXPENSE           OER    PROJECTED OER         EGIM
----------    ------      ----------         ------------     ----------         ---    -------------         ----
   I-1         276        $20,000,000         $2,964,960      $  841,328        28.38%                        6.75
                          $    72,464
   I-2         322        $25,200,000         $3,991,539      $1,288,000        32.27%                        6.31
                          $    78,261
   I-3         400        $24,500,000         $3,484,615      $1,280,000        36.73%     49.52%             7.03
                          $    61,250
   I-4         100        $ 5,250,000         $  845,424      $  315,000        37.26%                        6.21
                          $    52,500
   I-5         400        $21,617,000
                          $    54,043

                                      EGIM

Low           High       Average        Median
6.21          7.03         6.57         6.53

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                    5.50
Subject EGI                                               $ 7,544,061
                                                          -----------
Value Based on EGIM Analysis                              $41,492,334
                                        Rounded           $41,500,000

                      Value Per Unit                      $    45,907

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 49.52% before reserves. The comparable sales indicate a range of expense ratios from 28.38% to 37.26%, while their EGIMs range from 6.21 to 7.03. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $41,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $40,700,000.

Price Per Unit                           $40,700,000
NOI Per Unit                             $40,700,000
EGIM Analysis                            $41,500,000

Sales Comparison Conclusion              $40,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                              Average
                   Unit Area         ------------------------
 Unit Type         (Sq. Ft.)         Per Unit          Per SF        %Occupied
 ---------         ---------         --------          ------        ---------
1BR/1BA - 1A10         586            $  494           $ 0.84           83.3%
1BR/1BA - 1A15         724            $  607           $ 0.84           96.2%
1BR/1BA - 1B10         797            $  538           $ 0.68           97.2%
1BR/1.5BA - 1C10      1009            $  568           $ 0.56          100.0%
2BR/1BA - 2A10        1084            $  598           $ 0.55           91.7%
2BR/2BA - 2A20        1326            $  752           $ 0.57           89.5%
2BR/2BA - 2A25        1162            $  790           $ 0.68           95.5%
2BR/2BA - 2B20        1062            $  663           $ 0.62           98.4%
2BR/2.5BA - 2C20      1467            $  715           $ 0.49           96.0%
3BR/2BA - 3A20        1477            $  837           $ 0.57           93.8%
3BR/2BA - 3A25        1583            $  867           $ 0.55           93.2%
3BR/2BA - 3B20        1631            $  832           $ 0.51           94.8%
3BR/2.5BA - 3C20      1698            $  889           $ 0.52           86.7%
4BR/3BA - 4A30        2132            $1,084           $ 0.51          100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                                                                      COMPARABLE RENTS
                                                                 ---------------------------------------------------------
                                                                   R-1            R-2         R-3        R-4         R-5
                                                                 ----------   ----------   --------  --------    ---------
                                                                   Avenue     Reserve at
                                                                   Royale       Pointe     Paradise  Southern
                                                                 Apartments     Meadows     Island     Pine      Portofino
                                                                 ---------------------------------------------------------
                                                                                   COMPARISON TO SUBJECT
                                           SUBJECT    SUBJECT    ---------------------------------------------------------
                            SUBJECT UNIT   ACTUAL     ASKING      Slightly                 Slightly  Slightly    Slightly
      DESCRIPTION               TYPE        RENT       RENT       Superior     Superior    Superior  Superior    Superior
      -----------           ------------   -------    -------     --------     --------    --------  --------    ---------
Monthly Rent               1BR/1BA - 1A10  $   494    $   539
Unit Area (SF)                                 586        586
Monthly Rent Per Sq. Ft.                   $  0.84    $  0.92

Monthly Rent               1BR/1BA - 1A15  $   607    $   569
Unit Area (SF)                                 724        724
Monthly Rent Per Sq. Ft.                   $  0.84    $  0.79

Monthly Rent               1BR/1BA - 1B10  $   538    $   599     $    780                 $    725
Unit Area (SF)                                 797        797          767                      831
Monthly Rent Per Sq. Ft.                   $  0.68    $  0.75     $   1.02                 $   0.87

Monthly Rent               1BR/1.5BA -     $   568    $   669     $    795     $    875    $    725  $    775    $     870
Unit Area (SF)             1C10              1,009      1,009          859          905         831       830          917
Monthly Rent Per Sq. Ft.                   $  0.56    $  0.66     $   0.93     $   0.97    $   0.87  $   0.93    $    0.95

Monthly Rent               2BR/1BA - 2A10  $   598    $   679
Unit Area (SF)                               1,084      1,084
Monthly Rent Per Sq. Ft.                   $  0.55    $  0.63

Monthly Rent               2BR/2BA - 2A20  $   752    $   799                                        $    995
Unit Area (SF)                               1,326      1,326                                           1,195
Monthly Rent Per Sq. Ft.                   $  0.57    $  0.60                                        $   0.83

Monthly Rent               2BR/2BA - 2A25  $   790    $   699
Unit Area (SF)                               1,162      1,162
Monthly Rent Per Sq. Ft.                   $  0.68    $  0.60

Monthly Rent               2BR/2BA - 2B20  $   663    $   769     $    990     $  1,017    $    860
Unit Area (SF)                               1,062      1,062        1,182        1,219       1,169
Monthly Rent Per Sq. Ft.                   $  0.62    $  0.72     $   0.84     $   0.83    $   0.74

Monthly Rent               2BR/2.5BA -     $   715    $   829     $  1,180     $  1,072    $  1,005  $    995    $   1,065
Unit Area (SF)             2C20              1,467      1,467        1,464        1,267       1,224     1,195        1,397
Monthly Rent Per Sq. Ft.                   $  0.49    $  0.57     $   0.81     $   0.85    $   0.82  $   0.83    $    0.76

Monthly Rent               3BR/2BA - 3A20  $   837    $   879     $  1,395     $  1,327    $  1,035  $  1,130
Unit Area (SF)                               1,477      1,477        1,457        1,424       1,352     1,380
Monthly Rent Per Sq. Ft.                   $  0.57    $  0.60     $   0.96     $   0.93    $   0.77  $   0.82

Monthly Rent               3BR/2BA - 3A25  $   867    $   889
Unit Area (SF)                               1,583      1,583
Monthly Rent Per Sq. Ft.                   $  0.55    $  0.56

Monthly Rent               3BR/2BA - 3B20  $   832    $   919     $  1,250                 $  1,035
Unit Area (SF)                               1,631      1,631        1,384                    1,352
Monthly Rent Per Sq. Ft.                   $  0.51    $  0.56     $   0.90                 $   0.77
Monthly Rent               3BR/2.5BA -     $   889    $   929     $  1,395     $  1,327    $  1,035  $  1,130    $   1,330

      DESCRIPTION           MIN      MAX     MEDIAN   AVERAGE
      -----------           ---      ---     ------   -------
Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent               $  725   $  780   $  753   $   753
Unit Area (SF)                767      831      799       799
Monthly Rent Per Sq. Ft.   $ 0.87   $ 1.02   $ 0.94   $  0.94

Monthly Rent               $  725   $  875   $  795   $   808
Unit Area (SF)                830      917      859       868
Monthly Rent Per Sq. Ft.   $ 0.87   $ 0.97   $ 0.93   $  0.93

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent               $  995   $  995   $  995   $   995
Unit Area (SF)              1,195    1,195    1,195     1,195
Monthly Rent Per Sq. Ft.   $ 0.83   $ 0.83   $ 0.83   $  0.83

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent               $  860   $1,017   $  990   $   956
Unit Area (SF)              1,169    1,219    1,182     1,190
Monthly Rent Per Sq. Ft.   $ 0.74   $ 0.84   $ 0.83   $  0.80

Monthly Rent               $  995   $1,180   $1,065   $ 1,063
Unit Area (SF)              1,195    1,464    1,267     1,309
Monthly Rent Per Sq. Ft.   $ 0.76   $ 0.85   $ 0.82   $  0.81

Monthly Rent               $1,035   $1,395   $1,229   $ 1,222
Unit Area (SF)              1,352    1,457    1,402     1,403
Monthly Rent Per Sq. Ft.   $ 0.77   $ 0.96   $ 0.88   $  0.87

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent               $1,035   $1,250   $1,143   $ 1,143
Unit Area (SF)              1,352    1,384    1,368     1,368
Monthly Rent Per Sq. Ft.   $ 0.77   $ 0.90   $ 0.83   $  0.83

Monthly Rent               $1,035   $1,395   $1,327   $ 1,243

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                         GROSS RENTAL INCOME PROJECTION

                                           Market Rent
                    Number   Unit Area  ----------------    Monthly     Annual
   Unit Type       of Units  (Sq. Ft.)  Per Unit  Per SF    Income      Income
   ---------       --------  ---------  --------  ------    -------     ------
1BR/1BA - 1A10         24        586     $  500    $0.85   $ 12,000   $  144,000
1BR/1BA - 1A15         26        724     $  570    $0.79   $ 14,820   $  177,840
1BR/1BA - 1B10        142        797     $  540    $0.68   $ 76,680   $  920,160
1BR/1.5BA - 1C10       60      1,009     $  570    $0.56   $ 34,200   $  410,400
2BR/1BA - 2A10         48      1,084     $  600    $0.55   $ 28,800   $  345,600
2BR/2BA - 2A20         19      1,326     $  750    $0.57   $ 14,250   $  171,000
2BR/2BA - 2A25         22      1,162     $  700    $0.60   $ 15,400   $  184,800
2BR/2BA - 2B20        186      1,062     $  670    $0.63   $124,620   $1,495,440
2BR/2.5BA - 2C20      176      1,467     $  725    $0.49   $127,600   $1,531,200
3BR/2BA - 3A20         16      1,477     $  850    $0.58   $ 13,600   $  163,200
3BR/2BA - 3A25         74      1,583     $  875    $0.55   $ 64,750   $  777,000
3BR/2BA - 3B20         58      1,631     $  850    $0.52   $ 49,300   $  591,600
3BR/2.5BA - 3C20       30      1,698     $  900    $0.53   $ 27,000   $  324,000
4BR/3BA - 4A30         23      2,132     $1,000    $0.47   $ 23,000   $  276,000
                                                           --------   ----------
                                                   Total   $626,020   $7,512,240
                                                           ========   ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR 2000         FISCAL YEAR 2001        FISCAL YEAR 2002       FISCAL YEAR 2003
                             ----------------         ----------------        ----------------       ----------------
                                   ACTUAL                  ACTUAL                  ACTUAL            MANAGEMENT BUDGET
                                   ------                  ------                  ------            -----------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL      PER UNIT      TOTAL     PER UNIT      TOTAL     PER UNIT
       -----------            -----     --------     -----      --------      -----     --------      -----     --------
Revenues
  Rental Income            $7,156,895   $  7,917   $7,355,506   $  8,137   $7,511,338   $  8,309   $7,588,446   $  8,394

  Vacancy                  $  497,100   $    550   $  321,817   $    356   $  314,408   $    348   $  290,555   $    321
  Credit Loss/Concessions  $  283,271   $    313   $  248,517   $    275   $  259,462   $    287   $  221,688   $    245
                           ---------------------------------------------------------------------------------------------
   Subtotal                $  780,371   $    863   $  570,334   $    631   $  573,870   $    635   $  512,243   $    567

  Laundry Income           $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Garage Revenue           $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Other Misc. Revenue      $  261,686   $    289   $  517,461   $    572   $  671,572   $    743   $  662,873   $    733
                           ---------------------------------------------------------------------------------------------
    Subtotal Other Income  $  261,686   $    289   $  517,461   $    572   $  671,572   $    743   $  662,873   $    733

                           ---------------------------------------------------------------------------------------------
Effective Gross Income     $6,638,210   $  7,343   $7,302,633   $  8,078   $7,609,040   $  8,417   $7,739,076   $  8,561

Operating Expenses

  Taxes                    $  461,950   $    511   $  456,145   $    505   $  460,364   $    509   $  495,968   $    549
  Insurance                $  138,229   $    153   $  326,631   $    361   $  369,683   $    409   $  395,735   $    438
  Utilities                $  608,660   $    673   $  418,002   $    462   $  331,097   $    366   $  350,724   $    388
  Repair & Maintenance     $  906,585   $  1,003   $  958,408   $  1,060   $1,138,477   $  1,259   $1,120,980   $  1,240
  Cleaning                 $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Landscaping              $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Security                 $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Marketing & Leasing      $   52,230   $     58   $   85,762   $     95   $   76,535   $     85   $   82,008   $     91
  General Administrative   $  956,586   $  1,058   $1,005,449   $  1,112   $  705,620   $    781   $  732,878   $    811
  Management               $  341,763   $    378   $  384,500   $    425   $  379,555   $    420   $  386,151   $    427
  Miscellaneous            $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0

                           ---------------------------------------------------------------------------------------------
Total Operating Expenses   $3,466,003   $  3,834   $3,634,897   $  4,021   $3,461,331   $  3,829   $3,564,444   $  3,943

  Reserves                 $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0

                           ---------------------------------------------------------------------------------------------
Net Income                 $3,172,207   $  3,509   $3,667,736   $  4,057   $4,147,709   $  4,588   $4,174,632   $  4,618

                              ANNUALIZED 2003
                              ---------------
                                 PROJECTION                 AAA PROJECTION
                                 ----------        ------------------------------
       DESCRIPTION           TOTAL      PER UNIT     TOTAL      PER UNIT     %
       -----------           -----      --------     -----      --------     -
Revenues
  Rental Income            $7,613,664   $  8,422   $7,512,240   $  8,310   100.0%

  Vacancy                  $  353,044   $    391   $  450,734   $    499     6.0%
  Credit Loss/Concessions  $  145,208   $    161   $  150,245   $    166     2.0%
                           -----------------------------------------------------
   Subtotal                $  498,252   $    551   $  600,979   $    665     8.0%

  Laundry Income           $        0   $      0   $        0   $      0     0.0%
  Garage Revenue           $        0   $      0   $        0   $      0     0.0%
  Other Misc. Revenue      $  515,472   $    570   $  632,800   $    700     8.4%
                           -----------------------------------------------------
    Subtotal Other Income  $  515,472   $    570   $  632,800   $    700     8.4%

                           -----------------------------------------------------
Effective Gross Income     $7,630,884   $  8,441   $7,544,061   $  8,345   100.0%

Operating Expenses
  Taxes                    $  490,940   $    543   $  587,600   $    650     7.8%
  Insurance                $  386,288   $    427   $  397,760   $    440     5.3%
  Utilities                $  359,316   $    397   $  361,600   $    400     4.8%
  Repair & Maintenance     $1,244,624   $  1,377   $1,175,200   $  1,300    15.6%
  Cleaning                 $        0   $      0   $        0   $      0     0.0%
  Landscaping              $        0   $      0   $        0   $      0     0.0%
  Security                 $        0   $      0   $        0   $      0     0.0%
  Marketing & Leasing      $   83,488   $     92   $   90,400   $    100     1.2%
  General Administrative   $  689,392   $    763   $  745,800   $    825     9.9%
  Management               $  388,428   $    430   $  377,203   $    417     5.0%
  Miscellaneous            $        0   $      0   $        0   $      0     0.0%

                           -----------------------------------------------------
Total Operating Expenses   $3,642,476   $  4,029   $3,735,563   $  4,132    49.5%

  Reserves                 $        0   $      0   $  226,000   $    250     6.0%

                           -----------------------------------------------------
Net Income                 $3,988,408   $  4,412   $3,582,498   $  3,963    47.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

               CAPITALIZATION RATES
               --------------------
             GOING-IN         TERMINAL
             --------         --------
           LOW     HIGH     LOW     HIGH
           ---     ----     ---     ----
RANGE     6.00%   10.00%   7.00%   10.00%
AVERAGE       8.14%            8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT    OAR
---------   ---------   ------   ----------    ---
   I-1        Mar-00      95%    $   72,464   10.62%
   I-2        Dec-01      95%    $   78,261   10.73%
   I-3        Jan-03      95%    $   61,250    9.00%
   I-4        Jul-02      95%    $   52,500   10.10%
   I-5        May-01      90%    $   54,043    9.50%
                                       High   10.73%
                                        Low    9.00%
                                    Average    9.99%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $39,700,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                              BAYMEADOWS APARTMENTS

               YEAR                      APR-2004       APR-2005       APR-2006       APR-2007       APR-2008      APR-2009
             FISCAL YEAR                    1              2              3              4              5              6
             -----------                 --------       --------       --------       -------        --------      --------
REVENUE
  Base Rent                            $ 7,512,240    $ 7,737,607    $ 7,969,735    $ 8,208,827    $ 8,455,092    $ 8,708,745

  Vacancy                              $   450,734    $   464,256    $   478,184    $   492,530    $   507,306    $   522,525
  Credit Loss                          $   150,245    $   154,752    $   159,395    $   164,177    $   169,102    $   174,175
  Concessions                          $         0    $         0    $         0    $         0    $         0    $         0
                                       --------------------------------------------------------------------------------------
   Subtotal                            $   600,979    $   619,009    $   637,579    $   656,706    $   676,407    $   696,700

  Laundry Income                       $         0    $         0    $         0    $         0    $         0    $         0
  Garage Revenue                       $         0    $         0    $         0    $         0    $         0    $         0
  Other Misc. Revenue                  $   632,800    $   651,784    $   671,338    $   691,478    $   712,222    $   733,589
                                       --------------------------------------------------------------------------------------
    Subtotal Other Income              $   632,800    $   651,784    $   671,338    $   691,478    $   712,222    $   733,589

EFFECTIVE GROSS INCOME                 $ 7,544,061    $ 7,770,383    $ 8,003,494    $ 8,243,599    $ 8,490,907    $ 8,745,634

OPERATING EXPENSES:
  Taxes                                $   587,600    $   605,228    $   623,385    $   642,086    $   661,349    $   681,189
  Insurance                            $   397,760    $   409,693    $   421,984    $   434,643    $   447,682    $   461,113
  Utilities                            $   361,600    $   372,448    $   383,621    $   395,130    $   406,984    $   419,194
  Repair & Maintenance                 $ 1,175,200    $ 1,210,456    $ 1,246,770    $ 1,284,173    $ 1,322,698    $ 1,362,379
  Cleaning                             $         0    $         0    $         0    $         0    $         0    $         0
  Landscaping                          $         0    $         0    $         0    $         0    $         0    $         0
  Security                             $         0    $         0    $         0    $         0    $         0    $         0
  Marketing & Leasing                  $    90,400    $    93,112    $    95,905    $    98,783    $   101,746    $   104,798
  General Administrative               $   745,800    $   768,174    $   791,219    $   814,956    $   839,404    $   864,587
  Management                           $   377,203    $   388,519    $   400,175    $   412,180    $   424,545    $   437,282
  Miscellaneous                        $         0    $         0    $         0    $         0    $         0    $         0

                                       --------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $ 3,735,563    $ 3,847,630    $ 3,963,059    $ 4,081,951    $ 4,204,409    $ 4,330,541

  Reserves                             $   226,000    $   232,780    $   239,763    $   246,956    $   254,365    $   261,996

                                       --------------------------------------------------------------------------------------
NET OPERATING INCOME                   $ 3,582,498    $ 3,689,973    $ 3,800,672    $ 3,914,692    $ 4,032,133    $ 4,153,097

  Operating Expense Ratio (% of EGI)          49.5%          49.5%          49.5%          49.5%          49.5%          49.5%
  Operating Expense Per Unit           $     4,132    $     4,256    $     4,384    $     4,515    $     4,651    $     4,790

               YEAR                      APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
             FISCAL YEAR                    7              8              9              10             11
             -----------                 --------       --------       --------       -------        --------
REVENUE
  Base Rent                            $ 8,970,007    $ 9,239,108    $ 9,516,281    $ 9,801,769    $10,095,822


  Vacancy                              $   538,200    $   554,346    $   570,977    $   588,106    $   605,749
  Credit Loss                          $   179,400    $   184,782    $   190,326    $   196,035    $   201,916
  Concessions                          $         0    $         0    $         0    $         0    $         0
                                       -----------------------------------------------------------------------
   Subtotal                            $   717,601    $   739,129    $   761,302    $   784,142    $   807,666


  Laundry Income                       $         0    $         0    $         0    $         0    $         0
  Garage Revenue                       $         0    $         0    $         0    $         0    $         0
  Other Misc. Revenue                  $   755,596    $   778,264    $   801,612    $   825,660    $   850,430
                                       -----------------------------------------------------------------------
    Subtotal Other Income              $   755,596    $   778,264    $   801,612    $   825,660    $   850,430
                                       -----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $ 9,008,003    $ 9,278,243    $ 9,556,591    $ 9,843,288    $10,138,587

OPERATING EXPENSES:
  Taxes                                $   701,625    $   722,674    $   744,354    $   766,685    $   789,685
  Insurance                            $   474,946    $   489,195    $   503,870    $   518,987    $   534,556
  Utilities                            $   431,769    $   444,722    $   458,064    $   471,806    $   485,960
  Repair & Maintenance                 $ 1,403,250    $ 1,445,348    $ 1,488,708    $ 1,533,369    $ 1,579,371
  Cleaning                             $         0    $         0    $         0    $         0    $         0
  Landscaping                          $         0    $         0    $         0    $         0    $         0
  Security                             $         0    $         0    $         0    $         0    $         0
  Marketing & Leasing                  $   107,942    $   111,181    $   114,516    $   117,951    $   121,490
  General Administrative               $   890,524    $   917,240    $   944,757    $   973,100    $ 1,002,293
  Management                           $   450,400    $   463,912    $   477,830    $   492,164    $   506,929
  Miscellaneous                        $         0    $         0    $         0    $         0    $         0

                                       -----------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $ 4,460,458    $ 4,594,271    $ 4,732,099    $ 4,874,062    $ 5,020,284

  Reserves                             $   269,856    $   277,951    $   286,290    $   294,879    $   303,725

                                       -----------------------------------------------------------------------
NET OPERATING INCOME                   $ 4,277,690    $ 4,406,020    $ 4,538,201    $ 4,674,347    $ 4,814,577

  Operating Expense Ratio (% of EGI)          49.5%          49.5%          49.5%          49.5%          49.5%
  Operating Expense Per Unit           $     4,934    $     5,082    $     5,235    $     5,392    $     5,553

Estimated Stabilized NOI     $3,582,498    Sales Expense Rate     2.00%
Months to Stabilized                  1    Discount Rate         11.50%
Stabilized Occupancy               94.0%   Terminal Cap Rate     10.50%

Gross Residual Sale Price    $45,853,118   Deferred Maintenance       $         0
  Less: Sales Expense        $   917,062   Add: Excess Land           $         0
                             -----------   Other Adjustments          $         0
Net Residual Sale Price      $44,936,056                              -----------
PV of Reversion              $15,130,256   Value Indicated By "DCF"   $39,659,438
Add: NPV of NOI              $24,529,181                    Rounded   $39,700,000
                             -----------
PV Total                     $39,659,438

                         "DCF" VALUE SENSITIVITY TABLE

                                               DISCOUNT RATE
                       --------------------------------------------------------------
    TOTAL VALUE        11.00%        11.25%        11.50%        11.75%        12.00%
    -----------        ------        ------        ------        ------        ------
           10.00%   $41,730,635   $41,066,127   $40,415,950   $39,779,747   $39,157,168
TERMINAL   10.25%   $41,325,340   $40,669,849   $40,028,468   $39,400,846   $38,786,641
CAP RATE   10.50%   $40,939,346   $40,292,441   $39,659,438   $39,039,989   $38,433,758
           10.75%   $40,571,304   $39,932,587   $39,307,571   $38,695,915   $38,097,288
           11.00%   $40,219,992   $39,589,090   $38,971,699   $38,367,482   $37,776,112

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                              BAYMEADOWS APARTMENTS

                                            TOTAL       PER SQ. FT.   PER UNIT    %OF EGI
                                            -----       -----------   --------    -------
REVENUE
  Base Rent                              $ 7,512,240     $   6.83     $  8,310

  Less: Vacancy & Collection Loss 8.00%  $   600,979     $   0.55     $    665

  Plus: Other Income
     Laundry Income                      $         0     $   0.00     $      0     0.00%
     Garage Revenue                      $         0     $   0.00     $      0     0.00%
     Other Misc. Revenue                 $   632,800     $   0.58     $    700     8.39%
                                         -----------     --------     --------     ----
       Subtotal Other Income             $   632,800     $   0.58     $    700     8.39%

EFFECTIVE GROSS INCOME                   $ 7,544,061     $   6.86     $  8,345

OPERATING EXPENSES:
  Taxes                                  $   587,600     $   0.53     $    650     7.79%
  Insurance                              $   397,760     $   0.36     $    440     5.27%
  Utilities                              $   361,600     $   0.33     $    400     4.79%
  Repair & Maintenance                   $ 1,175,200     $   1.07     $  1,300    15.58%
  Cleaning                               $         0     $   0.00     $      0     0.00%
  Landscaping                            $         0     $   0.00     $      0     0.00%
  Security                               $         0     $   0.00     $      0     0.00%
  Marketing & Leasing                    $    90,400     $   0.08     $    100     1.20%
  General Administrative                 $   745,800     $   0.68     $    825     9.89%
  Management                      5.00%  $   377,203     $   0.34     $    417     5.00%
  Miscellaneous                          $         0     $   0.00     $      0     0.00%

TOTAL OPERATING EXPENSES                 $ 3,735,563     $   3.39     $  4,132    49.52%

  Reserves                               $   226,000     $   0.21     $    250     3.00%

                                         -----------     --------     --------    -----
NET OPERATING INCOME                     $ 3,582,498     $   3.26     $  3,963    47.49%

                                         ===========     ========     ========    =====

  "GOING IN" CAPITALIZATION RATE                9.50%

  VALUE INDICATION                       $37,710,503     $  34.27     $ 41,715

  "AS IS" VALUE INDICATION

    (DIRECT CAPITALIZATION APPROACH)     $37,710,503

                             ROUNDED     $37,700,000     $   34.26    $ 41,704

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 38
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE     VALUE        ROUNDED     $/UNIT     $/SF
--------     -----        -------     ------     ----
  8.75%   $40,942,832   $40,900,000   $45,243   $37.17
  9.00%   $39,805,531   $39,800,000   $44,027   $36.17
  9.25%   $38,729,706   $38,700,000   $42,810   $35.17
  9.50%   $37,710,503   $37,700,000   $41,704   $34.26
  9.75%   $36,743,567   $36,700,000   $40,597   $33.35
 10.00%   $35,824,978   $35,800,000   $39,602   $32.53
 10.25%   $34,951,198   $35,000,000   $38,717   $31.80

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $37,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

            Discounted Cash Flow Analysis      $39,700,000
            Direct Capitalization Method       $37,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $39,700,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 39
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                   Not Utilized
Sales Comparison Approach       $ 40,700,000
Income Approach                 $ 39,700,000
Reconciled Value                $ 40,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $40,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]

                             EXTERIOR LEASING OFFICE

                                    [PICTURE]

                            EXTERIOR VIEW OF SUBJECT

                                    [PICTURE]

                          EXTERIOR - APARTMENT BUILDING

                                    [PICTURE]

                            INTERIOR - APARTMENT UNIT

                                    [PICTURE]

                             EXTERIOR - TENNIS COURT

                                    [PICTURE]

                             EXTERIOR BUILDING VIEW

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]

                                 TYPICAL KITCHEN

                                    [PICTURE]

                                TYPICAL BATHROOM

                                    [PICTURE]

                         EXTERIOR - PARKING AND DRIVES

                                    [PICTURE]

                            INTERIOR - APARTMENT UNIT

                                    [PICTURE]

                                  STREET SCENE

                                    [PICTURE]

                                  STREET SCENE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                    EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                          54 MAGNOLIA AT DEERWOOD PARK
                               9600 Touchton Road
                             Jacksonville, Florida

                                    [PICTURE]

                                 COMPARABLE I-2
                         THE WIMBERLY AT DEERWOOD PARK
                               9727 Touchton Road
                             Jacksonville, Florida

                                    [PICTURE]

                                 COMPARABLE I-3
                              ST. JOHNS PLANTATION
                          7595 Baymeadows Circle West
                             Jacksonville, Florida

                                    [PICTURE]

                                 COMPARABLE I-4
                             GLOUCESTER APARTMENTS
                              4915 Baymeadows Road
                             Jacksonville, Florida

                                    [PICTURE]

                                 COMPARABLE I-5
                              ST. JOHNS PLANTATION
                          7595 Baymeadows Circle West
                             Jacksonville, Florida

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
         DESCRIPTION                                SUBJECT                                          R - 1
         -----------                                -------                                        ----------
  Property Name                    Baymeadows Apartments                            Avenue Royale Apartments
  Management Company               AIMCO
LOCATION:
  Address                          7915 Baymeadows Circle East                      7635 Timberlin Park Boulevard
  City, State                      Jacksonville, Florida                            Jacksonville, Florida
  County                           Duval                                            Duval
  Proximity to Subject                                                              Two miles south
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           1,100,464                                        N/A
  Year Built                       1972                                             1990
  Effective Age                    20                                               10
  Building Structure Type          Brick & wood siding walls; asphalt shingle roof  Stucco and wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered                             Open
  Number of Units                  904                                              N/A
  Unit Mix:                                Type               Unit  Qty.  Mo. Rent    Type                    Unit   Qty.     Mo.
                                           ----               ----  ----  --------    ----                    ----   ----     ---
                                    1 1BR/1BA - 1A10           586   24    $  494    3 1BR/1BA                 767          $  780
                                    2 1BR/1BA - 1A15           724   26    $  607    4 1BR/1BA                 859          $  795
                                    3 1BR/1BA - 1B10           797  142    $  538    8 2BR/2BA               1,182          $  990
                                    4 1BR/1.5BA - 1C10       1,009   60    $  568    9 2BR/2BA               1,464          $1,180
                                    5 2BR/1BA - 2A10         1,084   48    $  598   10 3BR/2BA               1,457          $1,395
                                    6 2BR/2BA - 2A20         1,326   19    $  752   12 3BR/2BA               1,384          $1,250
                                    7 2BR/2BA - 2A25         1,162   22    $  790   13 3BR/2BA               1,457          $1,395
                                    8 2BR/2BA - 2B20         1,062  186    $  663
                                    9 2BR/2.5BA - 2C20       1,467  176    $  715
                                   10 3BR/2BA - 3A20         1,477   16    $  837
                                   11 3BR/2BA - 3A25         1,583   74    $  867
                                   12 3BR/2BA - 3B20         1,631   58    $  832
                                   13 3BR/2.5BA - 3C20       1,698   30    $  889
                                   14 4BR/3BA - 4A30         2,132   23    $1,084

  Average Unit Size (SF)           1,217
  Unit Breakdown:                     Efficiency   0%           2-Bedroom    50%       Efficiency               2-Bedroom
                                      1-Bedroom   28%           3-Bedroom    20%       1-Bedroom                3-Bedroom
CONDITION:                         Good                                             Good
APPEAL:                            Good                                             Good
AMENITIES:
  Unit Amenities                          Attach. Garage           Vaulted Ceiling          Attach. Garage          Vaulted Ceiling
                                     X    Balcony            X     W/D Connect.       X     Balcony            X    W/D Connect.
                                          Fireplace                Other              X     Fireplace               Other
                                     X    Cable TV Ready                                    Cable TV Ready
  Project Amenities                  X    Swimming Pool                               X     Swimming Pool
                                     X    Spa/Jacuzzi              Car Wash           X     Spa/Jacuzzi             Car Wash
                                          Basketball Court         BBQ Equipment            Basketball Court   X    BBQ Equipment
                                          Volleyball Court         Theater Room             Volleyball Court        Theater Room
                                     X    Sand Volley Ball         Meeting Hall       X     Sand Volley Ball   X    Meeting Hall
                                     X    Tennis Court             Secured Parking    X     Tennis Court            Secured Parking
                                          Racquet Ball       X     Laundry Room             Racquet Ball       X    Laundry Room
                                          Jogging Track      X     Business Office          Jogging Track           Business Office
                                     X    Gym Room           X     Playground         X     Gym Room                Playground
                                     X    Playground         X     Fishing Pier             Playground              Fishing Pier

OCCUPANCY:                         96%                                              93%
LEASING DATA:
  Available Leasing Terms          6 to 15 Months                                   6 to 15 Months
  Concessions                      1 - 1 1/2 Months Free                            1 - 1 1/2 Months Free
  Pet Deposit                      $250                                             $200 - $500
  Utilities Paid by Tenant:          X    Electric           X     Natural Gas        X     Electric           X    Natural Gas
                                     X    Water                    Trash              X     Water                   Trash
  Confirmation                     May 28, 2003; Fern Easterday (Property Manager)  5/28/03
  Telephone Number                 (904) 739-1013                                   (904) 363-1192
NOTES:                                                                              None

  COMPARISON TO SUBJECT:                                                            Slightly Superior

                                                COMPARABLE                                      COMPARABLE
         DESCRIPTION                              R - 2                                           R - 3
         -----------                            ----------                                      ----------
  Property Name                  Reserve at Pointe Meadows                       Paradise Island
  Management Company
LOCATION:
  Address                        7800 Pointe Meadows Drive                       8787 Southside Boulevard
  City, State                    Jacksonville, Florida                           Jacksonville, Florida
  County                         Duval                                           Duval
  Proximity to Subject           2.5 miles east                                  One mile south
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         N/A                                             N/A
  Year Built                     2001                                            1991
  Effective Age                  2                                               10
  Building Structure Type        Stucco and wood siding walls; asphalt shingle   Stucco and wood siding walls; asphalt shingle
                                 roof                                            roof
  Parking Type (Gr., Cov., etc.) Open, Covered                                   Open
  Number of Units                N/A                                             N/A
  Unit Mix:                        Type                    Unit  Qty.     Mo.       Type                  Unit   Qty.     Mo.
                                   ----                    ----  ----     ---       ----                  ----   ----     ---
                                  4 1BR/1BA                 905         $  875    3 1BR/1BA                831          $  725
                                  8 2BR/2BA               1,219         $1,017    4 1BR/1BA                831          $  725
                                  9 2BR/2BA               1,267         $1,072    8 2BR/2BA              1,169          $  860
                                 10 3BR/2BA               1,424         $1,327    9 2BR/2BA              1,224          $1,005
                                 13 3BR/2BA               1,424         $1,327   10 3BR/2BA              1,352          $1,035
                                                                                 12 3BR/2BA              1,352          $1,035
                                                                                 13 3BR/2BA              1,352          $1,035
  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency               2-Bedroom              Efficiency              2-Bedroom
                                    1-Bedroom                3-Bedroom              1-Bedroom               3-Bedroom
CONDITION:                       Very Good                                       Good
APPEAL:                          Very Good                                       Good
AMENITIES:
  Unit Amenities                   X     Attach. Garage     X    Vaulted Ceiling         Attach. Garage         Vaulted Ceiling
                                   X     Balcony            X    W/D Connect.      X     Balcony           X    W/D Connect.
                                   X     Fireplace               Other             X     Fireplace              Other
                                   X     Cable TV Ready                            X     Cable TV Ready
  Project Amenities                X     Swimming Pool                             X     Swimming Pool
                                   X     Spa/Jacuzzi             Car Wash          X     Spa/Jacuzzi            Car Wash
                                         Basketball Court   X    BBQ Equipment           Basketball Court  X    BBQ Equipment
                                         Volleyball Court        Theater Room            Volleyball Court       Theater Room
                                   X     Sand Volley Ball   X    Meeting Hall      X     Sand Volley Ball  X    Meeting Hall
                                   X     Tennis Court            Secured Parking   X     Tennis Court           Secured Parking
                                         Racquet Ball       X    Laundry Room            Racquet Ball      X    Laundry Room
                                         Jogging Track           Business Office         Jogging Track          Business Office
                                   X     Gym Room                Playground        X     Gym Room               Playground
                                         Playground              Fishing Pier            Playground             Fishing Pier

OCCUPANCY:                       95%                                             91%
LEASING DATA:
  Available Leasing Terms        6 to 15 Months                                  6 to 15 Months
  Concessions                    1 - 1 1/2 Months Free                           1 - 1 1/2 Months Free
  Pet Deposit                    $300 - $500                                     $300 - $500
  Utilities Paid by Tenant:        X     Electric           X    Natural Gas       X     Electric          X    Natural Gas
                                         Water                   Trash             X     Water                  Trash
  Confirmation                   5/28/03                                         5/28/03
  Telephone Number               (904) 642-9990                                  (904) 363-2200
NOTES:                           None                                            None

  COMPARISON TO SUBJECT:         Superior                                        Slightly Superior

                                                 COMPARABLE                                      COMPARABLE
         DESCRIPTION                               R - 4                                           R - 5
         -----------                            ----------                                      ----------
  Property Name                    Southern Pines                                  Portofino
  Management Company
LOCATION:
  Address                          10010 Belle Rive                                10135 Gate Parkway North
  City, State                      Jacksonville, Florida                           Jacksonville, Florida
  County                           Duval                                           Duval
  Proximity to Subject             1.5 miles south                                 Two miles northeast
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           N/A                                             N/A
  Year Built                       1997                                            1997
  Effective Age                    5                                               5
  Building Structure Type          Stucco and wood siding walls; asphalt shingle   Stucco and wood siding walls; asphalt shingle
                                   roof                                            roof
  Parking Type (Gr., Cov., etc.)   Open                                            Open
  Number of Units                  N/A                                             N/A
  Unit Mix:                           Type                  Unit   Qty.     Mo.      Type                   Unit    Qty.    Mo.
                                      ----                  ----   ----     ---      ----                   ----    ----    ---
                                    4 1BR/1BA                830          $  775    4 1BR/1BA                917          $  870
                                    6 2BR/2BA              1,195          $  995    9 2BR/2BA              1,397          $1,065
                                    9 2BR/2BA              1,195          $  995   13 3BR/2BA              1,601          $1,330
                                   10 3BR/2BA              1,380          $1,130
                                   13 3BR/2BA              1,380          $1,130

  Average Unit Size (SF)
  Unit Breakdown:                     Efficiency              2-Bedroom               Efficiency              2-Bedroom
                                      1-Bedroom               3-Bedroom               1-Bedroom               3-Bedroom
CONDITION:                         Good                                            Good
APPEAL:                            Average                                         Average
AMENITIES:
  Unit Amenities                          Attach. Garage          Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                     X    Balcony            X    W/D Connect.       X    Balcony            X    W/D Connect.
                                     X    Fireplace               Other              X    Fireplace               Other
                                     X    Cable TV Ready                             X    Cable TV Ready
  Project Amenities                  X    Swimming Pool                              X    Swimming Pool
                                     X    Spa/Jacuzzi             Car Wash                Spa/Jacuzzi             Car Wash
                                          Basketball Court   X    BBQ Equipment           Basketball Court        BBQ Equipment
                                          Volleyball Court        Theater Room            Volleyball Court        Theater Room
                                     X    Sand Volley Ball   X    Meeting Hall       X    Sand Volley Ball   X    Meeting Hall
                                     X    Tennis Court            Secured Parking    X    Tennis Court            Secured Parking
                                          Racquet Ball       X    Laundry Room            Racquet Ball       X    Laundry Room
                                          Jogging Track           Business Office         Jogging Track           Business Office
                                     X    Gym Room                Playground         X    Gym Room                Playground
                                          Playground              Fishing Pier            Playground              Fishing Pier

OCCUPANCY:                         97%                                             95%
LEASING DATA:
  Available Leasing Terms          6 to 15 Months                                  6 to 15 Months
  Concessions                      1 - 1 1/2 Months Free                           1 - 1 1/2 Months Free
  Pet Deposit                      $300 - $500                                     $300 - $500
  Utilities Paid by Tenant:          X    Electric           X    Natural Gas        X    Electric           X    Natural Gas
                                     X    Water                   Trash              X    Water                   Trash
  Confirmation                     5/28/03                                         5/28/03
  Telephone Number                 (904) 565-9899                                  (904) 731-1200
NOTES:                             None                                            None

  COMPARISON TO SUBJECT:           Slightly Superior                               Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

        COMPARABLE R-1                          COMPARABLE R-2
   AVENUE ROYALE APARTMENTS                RESERVE AT POINTE MEADOWS
7635 Timberlin Park Boulevard              7800 Pointe Meadows Drive
    Jacksonville, Florida                    Jacksonville, Florida

          [PICTURE]                                [PICTURE]

       COMPARABLE R-3                           COMPARABLE R-4
       PARADISE ISLAND                          SOUTHERN PINES
  8787 Southside Boulevard                     10010 Belle Rive
    Jacksonville, Florida                    Jacksonville, Florida

          [PICTURE]                                [PICTURE]

       COMPARABLE R-5
          PORTOFINO
  10135 Gate Parkway North
    Jacksonville, Florida

          [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. Stephen B. Spraberry, MAI provided significant real property appraisal assistance in the preparation of this report.

                                             -s- Alice MacQueen
                                        -----------------------------
                                                Alice MacQueen
                                         Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                 #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                                           ALICE MacQUEEN

                          VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation         Ms. MacQueen specializes in the appraisal of investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                    She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                    In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                    Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION           Realtors Institute of Virginia
                    Greenbrier College for Women - Liberal Arts

STATE               State of Arizona, Certified General Real Estate Appraiser,
CERTIFICATIONS       #30987

                    State of Florida, Certified General Appraiser, #RZ0002202 State of Georgia, Certified General Real Property Appraiser,
                     #239776

                    State of Minnesota, Certified General Real Property
                    Appraiser,
                     #AP-20144872


                    State of New Mexico, General Certified Appraiser,
                     #001626-G

                    State of Utah, State Certified General Appraiser,
                     #CG00057001

PROFESSIONAL        American Society of Appraisers, Candidate
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
BAYMEADOWS APARTMENTS, JACKSONVILLE, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.